Exhibit 5.1

Consent of Independent Registered Chartered Professional Accountants

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 7, 2013 relating to the consolidated financial statements of BCE Inc. and subsidiaries (“BCE”) and the effectiveness of BCE’s internal control over financial reporting appearing in the annual report on Form 40-F of BCE for the year ended December 31, 2012. We also consent to the reference to us under “Interest of Experts” and “Experts” in the prospectus included in such Registration Statement.

Independent Registered Chartered Professional Accountants

/s/ Deloitte LLP[1]

Montréal, Canada

May 10, 2013

[1]	CPA auditor, CA, public accountancy permit no. A104644